Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FIRST QUARTER

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 24, 2024 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the first quarter ended March 31, 2024. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, April 25, 2024.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report first quarter earnings of $0.29 per diluted share and non-GAAP adjusted earnings of $0.84 per diluted share. The primary EPS adjustment excludes approximately $8.1 million in pre-tax acquisition related contingent consideration expense for the achievement of certain growth goals for the Lew Thompson & Son poultry feed and live haul business acquired in the second quarter of 2023.

“We were pleased with how our team navigated the environment by capitalizing on opportunities where available, allocating equipment investments toward more profitable operations, and controlling costs. We believe that successfully executing two major startups in our Dedicated segment during the quarter will continue the momentum in future quarters as they fully ramp up. Our results during the first quarter continued to demonstrate the power of our diversified logistics service offerings. The first quarter’s freight market, consisting of freight rates and volumes, remained soft and in many ways comparable to a year ago. Adding to the general market headwinds, used equipment prices continued to decline and adverse weather conditions experienced in January created incremental cost and operational challenges.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $3.7 million, or $0.20 per share, compared to $5.9 million, or $0.31 per share, in the 2023 quarter. The decrease in pre-tax net income for TEL was primarily a result of continued deterioration in the equipment market, suppressing gains on sale of used equipment.”

A summary of our first quarter financial performance:

	Three Months Ended March 31,
($000s, except per share information)	2024	2023
Total Revenue	$278,763	$266,851
Freight Revenue, Excludes Fuel Surcharge	$247,685	$233,422
Operating Income	$4,335	$17,632
Adjusted Operating Income (1)	$14,800	$12,625
Operating Ratio	98.4%	93.4%
Adjusted Operating Ratio (1)	94.0%	94.6%
Net Income	$3,974	$16,635
Adjusted Net Income (1)	$11,620	$12,867
Earnings per Diluted Share	$0.29	$1.20
Adjusted Earnings per Diluted Share (1)	$0.84	$0.93

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics

	Three Months Ended March 31,
($000s, except statistical information)	2024	2023
Combined Truckload
Total Revenue	$189,953	$181,140
Freight Revenue, excludes Fuel Surcharge	$159,195	$148,018
Operating Income	$87	$16,423
Adj. Operating Income (1)	$10,029	$11,122
Operating Ratio	100.0%	90.9%
Adj. Operating Ratio (1)	93.7%	92.5%
Average Freight Revenue per Tractor per Week	$5,651	$5,495
Average Freight Revenue per Total Mile	$2.35	$2.39
Average Miles per Tractor per Period	31,201	29,613
Weighted Average Tractors for Period	2,167	2,095

Expedited
Total Revenue	$105,471	$100,896
Freight Revenue, excludes Fuel Surcharge	$86,600	$81,658
Operating Income	$4,784	$9,276
Adj. Operating Income (1)	$5,317	$7,381
Operating Ratio	95.5%	90.8%
Adj. Operating Ratio (1)	93.9%	91.0%
Average Freight Revenue per Tractor per Week	$7,402	$7,419
Average Freight Revenue per Total Mile	$2.09	$2.21
Average Miles per Tractor per Period	46,046	43,179
Weighted Average Tractors for Period	900	856

Dedicated
Total Revenue	$84,482	$80,244
Freight Revenue, excludes Fuel Surcharge	$72,595	$66,360
Operating Income (Loss)	$(4,697)	$7,147
Adj. Operating Income (1)	$4,712	$3,741
Operating Ratio	105.6%	91.1%
Adj. Operating Ratio (1)	93.5%	94.4%
Average Freight Revenue per Tractor per Week	$4,407	$4,166
Average Freight Revenue per Total Mile	$2.77	$2.65
Average Miles per Tractor per Period	20,657	20,240
Weighted Average Tractors for Period	1,267	1,239

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 4.9%, to $190.0 million compared to 2023. The revenue increase consisted of $11.2 million more freight revenue and $2.4 million less fuel surcharge revenue. The increase in freight revenue primarily related to operating 72 or 3.4% more average tractors combined with improved utilization, offset by lower freight revenue per total mile compared to the prior year.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment increased $4.9 million, or 6.1%. Average total tractors increased by 44 units or 5.1% to 900, compared to 856 in the prior year quarter. Average freight revenue per tractor per week was comparable to the prior year as a result of a 6.6% improvement to utilization, offset by a reduction in average freight revenue per total mile. The improvement in utilization in a quarter plagued by winter weather is a testament to the team’s ability to safely navigate obstacles during difficult conditions.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $6.2 million, or 9.4%. Average total tractors increased by 28 units or 2.3% to 1,267, compared to 1,239 in the prior year quarter. Average freight revenue per tractor per week increased 5.8%. Our strategy of exiting underperforming business and investing in niche areas with true value added services are driving improvements to our top line and bottom line results in this segment.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Our truckload operating cost per total mile are difficult to compare on a year over year basis because of the significant gain on sale of a terminal in the first quarter of 2023 and the large contingent consideration expense recorded in the first quarter of 2024.  On a non-GAAP or adjusted basis, our truckload operating cost per total mile was comparable year over year, because of increases to fixed expenses related to revenue equipment and insurance related expenses, offset by reductions in compensation and operations and maintenance activities.”

“Salaries and wages and related expenses decreased year-over-year by 4 cents or approximately 3% on a per total mile basis, compared to the prior year primarily due to improved tractor utilization that more efficiently covered fixed compensation expense and lower overall driver cost based on the hiring and retention market.

“Operations and maintenance related expense decreased by 7 cents or approximately 27% on a per total mile basis, compared to the 2023 quarter, due to the reduction in the average age of our fleet and the improvement in both availability and cost of tires and maintenance related parts.

“Insurance and claims expense increased by 6 cents or approximately 36% on a per total mile basis, compared to the prior year quarter as a result of increases in current period claims expense and the development of prior period claims. Given our self-insurance limits, the amount of expense recognized from period to period can fluctuate.

“Fixed expenses related to revenue producing equipment, including depreciation, gain on sale, rent and lease expense increased in the first quarter by approximately $7.9 million or 9 cents per total mile compared to the prior year due to operating newer more costly equipment and a reduction of gain on sale of used equipment. In the first quarter of 2024, we recognized a loss on sale of equipment of $0.7 million, compared to a gain of $1.1 million in the prior year quarter.”

Managed Freight Segment

	Three Months Ended March 31,
($000s)	2024	2023
Freight Revenue	$62,917	$60,874
Operating Income	$2,269	$1,218
Adj. Operating Income (1)	$2,533	$1,253
Operating Ratio	96.4%	98.0%
Adj. Operating Ratio (1)	96.0%	97.9%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue increased 3.4%, from the prior year quarter. Operating income improved 86.3%  and adjusted operating income improved 102.2% compared to the first quarter of 2023, because the prior year included a large cargo related claim.”

Warehousing Segment

	Three Months Ended March 31,
($000s)	2024	2023
Freight Revenue	$25,573	$24,530
Operating Income	$1,979	$(9)
Adj. Operating Income (1)	$2,238	$250
Operating Ratio	92.4%	100.0%
Adj. Operating Ratio (1)	91.2%	99.0%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 4.3% versus the prior year quarter. Operating income and adjusted operating income for the Warehousing segment increased $2.0 million compared to the first quarter of 2023. The increase in revenue and operating income was primarily attributable to the year over year impact of customer rate increases that have taken effect.

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At March 31, 2024, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $3.8 million to approximately $252.1 million as compared to December 31, 2023. In addition, our net indebtedness to total capitalization increased to 38.2% at March 31, 2024 from 38.1% at December 31, 2023.

“The increase in net indebtedness in the quarter is primarily attributable to the final post-acquisition earnout payment of $10.0 million related to AAT’s operational performance and approximately $12.0 million of net capital expenditures for revenue equipment, offset by cash flows from operations.

“At March 31, 2024, we had cash and cash equivalents totaling $3.0 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $21.0 million, and available borrowing capacity of $89.0 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of March 31, 2024, no testing was required, and we do not expect testing to be required in the foreseeable future.

“At the end of the quarter, we had $8 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors has increased sequentially to 21 months compared to 19 months for the December 2023 quarter.

“For the balance of 2024, our baseline expectation for net capital equipment expenditures is $60 million to $70 million. Our current capital investment plan reflects our priorities of growing Dedicated with new poultry related business, maintaining the average age of our fleet in a manner that allows us to optimize operational uptime and related operating costs, and offering a fleet of equipment that our professional drivers are proud to operate. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

Mr. Parker concluded, “We are once again pleased with our quarterly results, which were achieved during a very difficult operating environment. Although we believe freight market fundamentals are slowly improving, the second quarter has provided little evidence of a 2024 recovery. Regardless of the operating environment, we remain focused on our strategic plan and the tactical steps it takes to make us better every day. We will continue to execute on opportunities to dive deeper into the supply chain, add value for our customers, and create efficiencies across our enterprise, which we believe will allow us to become a stronger, more profitable, and more predictable business.”

Conference Call Information

The Company will host a live conference call tomorrow, April 25, 2024, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "could," "would," "may," "will," "intends," "outlook," "focus," "seek,” "potential," "mission," "continue," "goal," "target," "objective," derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, Dedicated performance and related impacts, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, progress toward our strategic goals and the expected impact of having such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflicts in Ukraine and the Middle East, expansion of such conflicts to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President and Chief Operating Officer
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended March 31,
($s in 000s, except per share data)	2024	2023	% Change
Revenues
Freight revenue	$247,685	$233,422	6.1%
Fuel surcharge revenue	31,078	33,429	(7.0%)
Total revenue	$278,763	$266,851	4.5%

Operating expenses:
Salaries, wages, and related expenses	100,335	99,159
Fuel expense	30,952	34,091
Operations and maintenance	13,596	17,109
Revenue equipment rentals and purchased transportation	66,751	63,016
Operating taxes and licenses	3,361	3,463
Insurance and claims	15,390	12,693
Communications and utilities	1,403	1,284
General supplies and expenses	20,830	13,620
Depreciation and amortization	21,108	14,575
Gain on disposition of property and equipment, net	702	(9,791)
Total operating expenses	274,428	249,219
Operating income	4,335	17,632
Interest expense, net	3,338	769
Income from equity method investment	(3,676)	(5,943)
Income from continuing operations before income taxes	4,673	22,806
Income tax expense	849	6,321
Income from continuing operations	3,824	16,485
Income from discontinued operations, net of tax	150	150
Net income	$3,974	$16,635

Basic earnings per share(1)
Income from continuing operations	$0.29	$1.23
Income from discontinued operations	$0.01	$0.01
Net income per basic share	$0.30	$1.25
Diluted earnings per share(1)
Income from continuing operations	$0.28	$1.19
Income from discontinued operations	$0.01	$0.01
Net income per diluted share	$0.29	$1.20
Basic weighted average shares outstanding (000s)	13,087	13,361
Diluted weighted average shares outstanding (000s)	13,800	13,877
(1) Total may not sum due to rounding.

	Segment Freight Revenues
	Three Months Ended March 31,
($s in 000's)	2024	2023	% Change
Expedited - Truckload	$86,600	$81,658	6.1%
Dedicated - Truckload	72,595	66,360	9.4%
Combined Truckload	159,195	148,018	7.6%
Managed Freight	62,917	60,874	3.4%
Warehousing	25,573	24,530	4.3%
Consolidated Freight Revenue	$247,685	$233,422	6.1%

	Truckload Operating Statistics
	Three Months Ended March 31,
	2024	2023	% Change
Average freight revenue per loaded mile	$2.68	$2.71	(1.1%)
Average freight revenue per total mile	$2.35	$2.39	(1.7%)
Average freight revenue per tractor per week	$5,651	$5,495	2.8%
Average miles per tractor per period	31,201	29,613	5.4%
Weighted avg. tractors for period	2,167	2,095	3.4%
Tractors at end of period	2,234	2,040	9.5%
Trailers at end of period	5,997	5,237	14.5%

		Selected Balance Sheet Data
($s in '000's, except per share data)		3/31/2024	12/31/2023
Total assets		$943,431	$954,438
Total stockholders' equity		$407,247	$403,420
Total indebtedness, comprised of total debt and finance leases, net of cash		$252,136	$248,329
Net Indebtedness to Capitalization Ratio		38.2%	38.1%
Leverage Ratio(1)		2.10	2.14
Tangible book value per end-of-quarter basic share		$17.52	$17.45

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2024	2023	bps Change
Total revenue	$278,763	$266,851
Total operating expenses	274,428	249,219
Operating income	$4,335	$17,632
Operating ratio	98.4%	93.4%	500

Non-GAAP Presentation	2024	2023	bps Change
Total revenue	$278,763	$266,851
Fuel surcharge revenue	(31,078)	(33,429)
Freight revenue (total revenue, excluding fuel surcharge)	247,685	233,422

Total operating expenses	274,428	249,219
Adjusted for:
Fuel surcharge revenue	(31,078)	(33,429)
Amortization of intangibles (2)	(2,371)	(1,120)
Gain on disposal of terminals, net	-	7,627
Contingent consideration liability adjustment	(8,094)	(1,500)
Adjusted operating expenses	232,885	220,797
Adjusted operating income	14,800	12,625
Adjusted operating ratio	94.0%	94.6%	(60)

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)

(Dollars in thousands)	Three Months Ended March 31,
	2024	2023
GAAP Presentation - Net income	$3,974	$16,635
Adjusted for:
Amortization of intangibles (2)	2,371	1,120
Discontinued operations reversal of loss contingency (3)	(200)	(200)
Gain on disposal of terminals, net	-	(7,627)
Contingent consideration liability adjustment	8,094	1,500
Total adjustments before taxes	10,265	(5,207)
Provision for income tax expense at effective rate	(2,619)	1,439
Tax effected adjustments	$7,646	$(3,768)
Non-GAAP Presentation - Adjusted net income	$11,620	$12,867

GAAP Presentation - Diluted earnings per share ("EPS") (4)	$0.29	$1.20
Adjusted for:
Amortization of intangibles (2)	0.17	0.08
Discontinued operations reversal of loss contingency(3)	(0.01)	(0.01)
Gain on sale of terminal, net	-	(0.55)
Contingent consideration liability adjustment	0.59	0.11
Total adjustments before taxes	0.74	(0.37)
Provision for income tax expense at effective rate	(0.19)	0.10
Tax effected adjustments	$0.55	$(0.27)
Non-GAAP Presentation - Adjusted EPS	$0.84	$0.93

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

(4)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2024					2023
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$105,471	$84,482	$189,953	$62,917	$25,893	$100,896	$80,244	$181,140	$60,874	$24,837
Total operating expenses	100,687	89,179	$189,866	$60,648	23,914	91,620	73,097	164,717	59,656	24,846
Operating income (loss)	$4,784	$(4,697)	$87	$2,269	$1,979	$9,276	$7,147	$16,423	$1,218	$(9)
Operating ratio	95.5%	105.6%	100.0%	96.4%	92.4%	90.8%	91.1%	90.9%	98.0%	100.0%

Non-GAAP Presentation
Total revenue	$105,471	$84,482	$189,953	$62,917	$25,893	$100,896	$80,244	$181,140	$60,874	$24,837
Fuel surcharge revenue	(18,871)	(11,887)	(30,758)	-	(320)	(19,238)	(13,884)	(33,122)	-	(307)
Freight revenue (total revenue, excluding fuel surcharge)	86,600	72,595	159,195	62,917	25,573	81,658	66,360	148,018	60,874	24,530

Total operating expenses	100,687	89,179	189,866	60,648	23,914	91,620	73,097	164,717	59,656	24,846
Adjusted for:
Fuel surcharge revenue	(18,871)	(11,887)	(30,758)	-	(320)	(19,238)	(13,884)	(33,122)	-	(307)
Amortization of intangibles (2)	(533)	(1,315)	(1,848)	(264)	(259)	(533)	(293)	(826)	(35)	(259)
Gain on disposal of terminals, net	-	-	-	-	-	3,928	3,699	7,627	-	-
Contingent consideration liability adjustment	-	(8,094)	(8,094)	-	-	(1,500)	-	(1,500)	-	-
Adjusted operating expenses	81,283	67,883	149,166	60,384	23,335	74,277	62,619	136,896	59,621	24,280
Adjusted operating income	5,317	4,712	10,029	2,533	2,238	7,381	3,741	11,122	1,253	250
Adjusted operating ratio	93.9%	93.5%	93.7%	96.0%	91.2%	91.0%	94.4%	92.5%	97.9%	99.0%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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